EXHIBIT 10.1

THE PHOENIX COMPANIES, INC.

RESTRICTED STOCK UNITS AGREEMENT

(PERFORMANCE AND SERVICE-VESTING AWARDS)

The Phoenix Companies, Inc. (“Company”) hereby grants to the Participant named below a Restricted Stock Unit award (“Award”), each Restricted Stock Unit (as defined in Section 1.1) in accordance with and subject to the terms and restrictions of this agreement (“Agreement”) and The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan (“Plan”), a copy of which has been provided or made available to you upon request. This is the first page of the Agreement, which describes your rights with respect to the Restricted Stock Units granted to you hereby and which constitutes a legal agreement between you and the Company.

1.	Participant Name:

Social Security Number:

2.	Award Date:

3.	Number of Restricted Stock Units:

4.	Performance Requirement*:

5.	Vesting Date(s)*: ___ % on [Date]
___ % on [Date]

*	See Section 1.2 of this Agreement for a description of the interaction of the Performance Requirement and the Vesting Date(s).

IN WITNESS WHEREOF, both The Phoenix Companies, Inc. and the Participant agree to be bound by the terms and provisions of this Agreement, as of the date noted below.

THE PHOENIX COMPANIES, INC.

By:
Authorized Officer

Date:

RECIPIENT:

AGREEMENT (continued)

ARTICLE I

RESTRICTED STOCK UNITS

Section 1.1. Restricted Stock Unit. “Restricted Stock Unit” means the right to receive one share of common stock of the Company, par value $0.01 per share (“Common Shares”) subject to the terms of this Agreement.

Section 1.2. Performance and Vesting. Subject to the terms and conditions of this Award, your Restricted Stock Units will vest on the conclusion of each vesting period ending on the vesting date(s) indicated on page one of this Agreement, provided that you remain employed by the Company until each respective vesting date(s) and subject to the achievement of the Performance Requirement set forth on page one of this Agreement. Assuming that the Performance Requirement is met, the vesting schedule is as follows: (a) [x] % upon the later of the [x] anniversary of the Award Date and achievement of the Performance Requirement; and (b) [x] % upon the later of the [x] anniversary of the Award Date and the achievement of the Performance Requirement. The full Award will be forfeited if the Performance Requirement is not met by the last scheduled vesting date.

Section 1.3. Termination of Employment. If your employment with the Company terminates due to:

a)	death, Disability, Approved Retirement (as these terms are defined in the Plan) or an involuntary termination that qualifies for severance benefits, and the Performance Requirement has been met, a portion of your non-vested Restricted Stock Units will vest in an amount equal to (i) minus (ii) below, rounded up to the nearest whole share:

(i)	the product of the number of Restricted Stock Units awarded multiplied by the ratio of (1) the number of days that you were actively employed by the Company since the Award Date, divided by (2) the number of days between the Award Date and the last scheduled vesting date.

(ii)	the number of Restricted Stock Units that have already vested in accordance with Section 1.2 as of your termination date;

b)

Good Reason or a termination by the Company (or its successor) without Cause, in each case in connection with a Change in Control (as these terms are defined in the Change in Control Agreement entered into between the parties on January 1, [20__], or any successor change in control agreement between the parties), and the Performance Requirement has been met, any Restricted Stock Units that have not vested in accordance with Section 1.2 as of your termination date shall fully vest, and if the Performance Requirement has not been met, a pro-rated portion of your non-vested Restricted Stock Units will vest in an amount equal to (i) minus (ii), where (i) equals the number of Restricted Stock Units described in Section 1.3(a) (i) and (ii) equals the number of Restricted Stock Units described in Section 1.3(a)(ii), rounded up to the nearest whole share; or

c)	any reason other than those identified in paragraphs (a) and (b) above, any Restricted Stock Units that have not vested in accordance with Section 1.2 as of your termination date shall be forfeited and you shall have no rights thereunder or hereunder.

ARTICLE II

RIGHTS AND SETTLEMENT

Section 2.1. Rights as a Shareholder. Unless the shares underlying your Restricted Stock Units are held in a Rabbi trust that passes voting rights to you, your Restricted Stock Units will not give you any right to vote on any matter submitted to the Company’s stockholders. You will have voting rights with respect to the Common Shares that underlie your Restricted Stock Units only after the shares have actually been issued to you or, if applicable, deposited into a Rabbi trust.

Section 2.2. Restrictions on Transferability. You will not have any right to sell, assign, transfer, pledge, hypothecate or otherwise encumber your Restricted Stock Units. Any attempt to effect any of the preceding in violation of this Section 2.2, whether voluntary or involuntary, will be void.

Section 2.3. Dividend Equivalents. The Company will credit each of your Restricted Stock Units with Dividend Equivalents from the date your award is granted to the end of the Restricted Period (as defined in the Plan) which shall be determined pursuant to section 1.2 of the Agreement. A “Dividend Equivalent” is an amount equal to the cash dividend payable per Common Share multiplied by the number of Common Shares then underlying each Restricted Stock Unit. Such amount shall be credited to a book entry account on your behalf at the time the Company pays any cash dividend on its Common Shares. Dividend Equivalents shall vest at the same time as the underlying Restricted Stock Units, and shall be distributed at the same time as the underlying Restricted Stock Units convert to Common Shares. No interest will be credited on such Dividend Equivalents.

Section 2.4. Settlement of Your Restricted Stock Units. Promptly after the date(s), if any, your Restricted Stock Units vest pursuant to Section 1.2, the Company will deliver to you the number of Common Shares then underlying your vested Restricted Stock Units.

Section 2.5. Adjustment Due to Change in Capitalization. If any Adjustment Event occurs before all of the Restricted Stock Units are settled pursuant to Section 2.4, the number of Common Shares underlying each remaining Restricted Stock Unit will be proportionately adjusted to reflect, as deemed equitable and appropriate by the Company, the Adjustment Event. In any merger, consolidation, reorganization, liquidation, dissolution or other similar transaction, each Restricted Stock Unit shall pertain to the securities and other property to which a holder of the number of Common Shares underlying the Restricted Stock Unit would have been entitled to receive in connection with such event. If, as a result of any Adjustment Event, your Restricted Stock Units represent the right to receive cash in whole or in part (other than as a result of Dividend Equivalents), then the Company will promptly pay you such cash on the date specified in Section

2.4. An “Adjustment Event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Shares or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Shares at a price substantially below fair market value, or other similar event affecting the Common Shares.

Section 2.6. Change in Control of the Company. The treatment of this Award in the event of a Change in Control is provided for in Section 1.3(b). For the avoidance of doubt, the full or partial vesting of this Award in connection with a Change in Control of the Company is only applicable when there is a qualifying termination of employment in connection with such Change in Control.

ARTICLE III

ADMINISTRATION

Section 3.1. Administration. The Committee is authorized to reasonably interpret in good faith your Award and this Agreement and to make all other reasonable determinations in good faith necessary or advisable for the administration and interpretation of your Award to carry out its provisions and purposes, provided that such interpretation or determination shall be consistent with the interpretation or determination made by the Committee with respect to senior management under other similar equity compensation plans. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of this Agreement shall be final, binding and conclusive for all purposes and upon all persons. The Committee may consult with legal counsel, who may be regular counsel to the Committee, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. Notwithstanding the foregoing to the contrary, the Committee may amend this Agreement as it deems necessary or desirable to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and pronouncements thereunder, regardless of whether any such amendment shall cause a reduction or cessation of a benefit accrued prior to the adoption of such amendment.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Tax Withholding. The Company will have the power to withhold, or require you to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to your Award (or settlement thereof), and the Company may defer payment of cash or issuance or delivery of Common Shares until such requirements are satisfied. The Company may, in its discretion, permit you to elect, subject to such conditions as the Company shall impose (a) to have Common Shares deliverable in respect of your Award withheld by the Company or (b) to deliver to the Company previously acquired Common Shares, in each case, having a fair market value sufficient to satisfy your statutory minimum Federal, state and local tax obligation associated with the transaction.

Section 4.2. Common Shares Subject to this Award. The Common Shares to be delivered in connection with your Award may consist, in whole or in part, of Common Shares held in treasury, held in a Rabbi trust or authorized but un-issued Common Shares, not reserved for any other purpose.

Section 4.3. Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, if your Restricted Stock Units remain outstanding, to unconditionally assume the obligations of the Company with respect to your Restricted Stock Units in writing and will provide a copy of the assumption to you.

Section 4.4. Requirements of Law. The granting of your Award and the issuance of Common Shares will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 4.5. No Impact on Benefits. Your Award will not be compensation for purposes of calculating your rights under any employee benefit plan.

Section 4.6. Instrument and Securities Law Compliance. The Company shall have the authority to determine the instruments by which your Award shall be evidenced. Instruments evidencing your Award may contain such other provisions as the Company deems advisable. In addition, any Common Shares issued in connection with your Award shall be registered with the SEC at the expense of the Company for resale on or before the first day on which you may transfer the shares under the Award (or such later date as you request that is in compliance with the law and permissible under the applicable Company plan) unless such shares are eligible for sale by you pursuant to Rule 144 (k) of the Securities Act of 1933 (or any successor provision) in the opinion of your counsel, which registration shall be in a form reasonably acceptable to you, shall be subject to your reasonable prior review and comments, shall remain effective until all Common Shares subject to the Award have been sold (but need not be effective for more than 365 days after first day on which you may transfer the Common Shares subject to your Award or, if applicable, such later date as to which you shall have requested effectiveness) and the Company and you shall, prior to the effectiveness of the registration, enter into a customary registration rights which will contain provisions, among other things, requiring the Company to indemnify you and any third persons reasonably requested by you in connection with the sale of any Common Shares and reimburse you for your reasonable out-of-pocket expenses (other than underwriting discounts) in connection therewith and will contain customary black-out periods. In the event of your death, or other permitted private transfer of the Common Shares, all of your rights in this Section 4.6 shall be transferred to your estate or other transferee.

Section 4.7. Governing Law. The validity, interpretation, construction and performance of this Agreement and your Award shall be governed by the laws of the State of Connecticut

Section 4.8. Plan Prevails. Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as noted below, in the event of a conflict between any term of the Agreement and the terms of the Plan, the terms of the Plan shall control. With respect to Sections 1.3(b) and 2.6 of this Agreement, in the event of any conflict between any terms of the Change in Control Agreement, this Agreement, and the terms of the Plan, the terms of this Agreement shall control.

Section 4.9 Definition of Certain Terms. Capitalized terms not otherwise defined herein, have the meaning ascribed to them in the Plan.